UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A / A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

MANITEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

MICHIGAN	42-1628978
(State of incorporation or organization)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois	60455
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be so Registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: ____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Securities to be Registered.

On September 19, 2022, Manitex International, Inc. (the “Company”) entered into a third amendment (the “Third Amendment”) to its Rights Agreement, dated as of October 17, 2008, as amended by that certain First Amendment to Rights Agreement, dated as of May 24, 2018, and that certain Second Amendment to Rights Agreement, dated as of October 2, 2018 (as amended, the “Rights Agreement”).

The Third Amendment changes the Final Expiration Date of the rights issued pursuant to the Rights Agreement (the “Rights”) from September 13, 2028 to September 30, 2022. Accordingly, as of the close of business on September 30, 2022, the Rights will expire and will no longer be outstanding.

The Company described the material terms of the Rights Agreement in Item 1.01 of its Current Report on Form 8-K dated October 20, 2008, Item 3.03 of its Current Report on Form 8-K dated May 31, 2018, and Item 1.01 of its Current Report on Form 8-K dated October 3, 2018, and incorporates those descriptions herein by this reference, appropriately modified as set forth above. The foregoing is only a summary of certain terms and conditions of the Third Amendment and is qualified in its entirety by reference to the Third Amendment, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

1.	Third Amendment to Rights Agreement dated as of September 19, 2022, by and between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated September 20, 2022).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MANITEX INTERNATIONAL, INC.

Date: September 20, 2022	By:	/s/ JOSEPH DOOLAN
	Name:	Joseph Doolan
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.	Third Amendment to Rights Agreement dated as of September 19, 2022, by and between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated September 20, 2022).